                                                                EXHIBIT 99.3


                       PACIFIC GULF PROPERTIES CONTINUES
                     EXPANSION OF ITS INDUSTRIAL PORTFOLIO

        NEWPORT BEACH, California (January 23, 1997) -- Pacific Gulf Properties, Inc. (NYSE: PAG) has acquired a 200,400 square foot industrial building in Alonga, Washington, from Principal Financial Group for a total purchase price of $9,450,000. At close of escrow, the project was 100 percent leased.

        The building, situated on 10.5 acres, was designed as an industrial distribution/manufacturing facility, with a ceiling clear height of 24 feet and 18 dock-high loading positions. However, the building can be divided to accommodate 20,000 square-foot users. Located in the growing market of South Kent Valley, this acquisition expands Pacific Gulf's presence in the Seattle market, and adds a different product size to Pacific Gulf's current inventory base.

        Glenn L. Carpenter, Chairman and Chief Executive Officer, stated that the purchase of the Algona property is part of the Company's continuing expansion in the industrial area which began earlier this year, increasing the size of its Seattle-area portfolio to five projects totalling more than 861,000 square feet, bringing the Company's total industrial portfolio to 5,101,400 square feet. Carpenter also stated that the purchase would be funded by proceeds received from its recent equity offering, completed on January 21, 1997.

        Pacific Gulf Properties Inc., a self-administered and self-managed equity real estate investment trust, owns, operates, leases, acquires, rehabilitates and develops industrial and multifamily properties located in California and the Pacific Northwest.